Exhibit 14.1
Westmoreland Coal Company
2 North Cascade Avenue
2nd Floor
Colorado Springs, Colorado 80903
Code of Conduct Handbook
CORPORATE POLICIES AND DIRECTIVES
Westmoreland Coal Company, its subsidiaries and affiliates will, at all times, conduct its business in an ethical, socially responsible and safe manner and in strict compliance with all applicable laws and regulations. This Code of Conduct and Ethics sets forth legal and ethical standards, which promote the conduct of our business in accordance with the highest standards of integrity. It applies to all directors, officers and employees of Westmoreland Coal Company, its subsidiaries and affiliates. We all must follow the law, act with integrity and honesty in all matters, and be accountable for our actions. Any questions regarding acceptable conduct or interpretation of this Code should be directed to the Legal Department at (719) 442-2600.
This Code of Conduct and Ethics is not a part of a contract, and no employee of Westmoreland Coal Company or its subsidiaries has any contractual rights to employment or the matters described in this Code. The contents of the Code are not a guarantee of employment and do not in any way alter the terms, duration or benefits of employment. Additionally, this Code is not intended to circumvent any collective bargaining rights or obligations of employees of any subsidiaries of Westmoreland Coal Company.

TABLE OF CONTENT

INTRODUCTION — LETTER FROM THE CEO	3
OVERVIEW	4
INTEGRITY IN THE COMPANY	5
INTEGRITY IN DEALING WITH OTHERS	9
CONFLICTS OF INTEREST	11
WORK ENVIRONMENT	12
RELATIONSHIP WITH THE PUBLIC	15
Westmoreland Coal Company • November 2009

INTRODUCTION—MESSAGE FROM KEITH ALESSI
Westmoreland Team Members:
Over the last 150 years, Westmoreland Coal Company has been committed to ethical and safe conduct in the pursuit of our business. Throughout the many changes in Westmoreland’s business over the last 20 years, our core values of integrity, safety and ethical conduct remain consistent and are the foundation of our business.
This Code of Conduct outlines the policies and obligations that guide our business conduct at all times and at all of our operating locations. It is your duty as a member of the Westmoreland team to read the Code carefully and follow its guidance consistently. Consistent compliance with the Code by all team members will help us to enhance our reputation as an outstanding corporate citizen and contribute to the continued future success of our company.
If you have any questions about our Code of Conduct and the policies and procedures discussed within it, please do not hesitate to reach out to your manager or our Legal Department.
I appreciate your commitment to Westmoreland Coal Company and your continued efforts to conduct yourself with highest standards of ethical conduct and personal integrity.
Sincerely,
Keith E. Alessi
President and Chief Executive Officer
Westmoreland Coal Company • November 2009

Overview
How to Use This Code
This Code of Conduct and Ethics, which we will refer to as the Code, is a brief guide to the conduct expected of you while you are working at Westmoreland Coal Company (the “Company”) (including its subsidiaries and affiliates). It is a summary of some of the basic Company policies and legal requirements that affect our business. It will help you recognize when a potential ethical or legal issue exists, and it will tell you where to look for more information. If necessary, you should consult with the Company’s Legal Department or Human Resources Department for more information on any matter of concern to you. This Code does not constitute a comprehensive, full or complete explanation of the laws that apply to us and it does not contain all applicable policies and bases for discipline or discharge. All of us have a continued obligation to be familiar with applicable laws and all of our policies and procedures. Please remember that the Code is only a quick reference tool and all referenced policies highlighted in gray boxes should be referred to for more details and specific language.
The guidance in this Code applies broadly to regular, part-time, supplemental and temporary employees, as well as to our board of directors. We will generally refer to all parties covered by this Code as covered persons. While the Code summarizes the major corporate policies that apply generally to our operations, governing law and labor contracts may vary the application of this Code. If local law or labor contracts conflict with certain provisions of the Code, then local law and labor contracts take priority over those provisions of the Code. In addition, while this Code is applicable to all individuals employed by the Company, each individual mine location has its own policies and procedures that must be followed by the individuals employed at such mine location in addition to the policies and procedures discussed in the Code.
Managers — Promoting a Culture of Ethics
Managers should at all times create a culture of compliance in which employees understand their responsibilities and feel comfortable raising concerns without the fear of retaliation. As a manager, you should:
•	Ensure that the individuals you supervise understand their responsibilities under the Code and other Company policies;

•	Take opportunities to discuss the Code and reinforce the importance of ethical behavior;

•	Consider conduct in relation to the Code and other policies when evaluating and rewarding employees;

•	Never encourage or direct employees to achieve business results at the expense of ethical conduct; and

•	Always act to stop violations of the Code or the law by those you supervise.
Signature and Acknowledgement
All new employees and directors must sign an acknowledgement form confirming that they have read the Code and agree to abide by its provisions. All employees and directors will be required to make similar acknowledgements on an annual basis. Failure to read the Code or sign the acknowledgement form does not excuse a covered person from compliance with the Code.
Waivers
Any employee who believes that an exception to the Code is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the General Counsel must be obtained. Waivers of any provisions of this Code for officers or directors of the Company must be approved by our Board of Directors and will be promptly disclosed to the extent required by law or stock exchange regulation.
Westmoreland Coal Company • November 2009

Duty to Report Violations
If you have a concern about compliance with the Code or any other Company policy, you have a responsibility to raise that concern. Reports of violations may be made to your supervisor, the Chief Executive Officer or the General Counsel. Your identity and the information you provide will be shared only on a “need-to-know” basis with those responsible for resolving the concern. However, concerns may be voiced on an anonymous basis through Ethicspoint:
Ethicspoint, a third-party confidential reporting service:
888-297-4330 (toll free);
www.ethicspoint.com; or
Ethicspoint link on the Company’s website, www.westmoreland.com.
The Company will not discipline, discriminate against or retaliate against any individual who, in good faith, reports a known or suspected violation of law or the Code, or who cooperates in an investigation of a suspected violation reported by someone else. In addition, Section 806 of Sarbanes-Oxley Act (whistleblower protection), protects employees of public companies from retaliation for the reporting of alleged misconduct.
Penalties for Violations
Violations of the Code or any other of Westmoreland’s policies can result in disciplinary action, termination of employment, or, depending on the violation, civil or criminal prosecution. Misconduct that may result in discipline includes:
•	violating the Code;

•	requesting others to violate the Code;

•	failure to promptly raise a known or suspected violation of the Code;

•	failure to monitor subordinates’ actions effectively;

•	failure to cooperate with investigations of possible policy violations;

•	retaliation against a covered person for reporting a concern; and

•	retaliation against a covered person for cooperating in the investigation of a possible violation.
INTEGRITY IN THE COMPANY
Business and Financial Records
Policy Overview
Ensuring accurate and complete business and financial records is everyone’s responsibility, not just the role of our accounting and finance personnel. Business and financial records include not only financial accounts, but other records such as time sheets, expense reports and submissions such as benefit claim forms. Accurate recordkeeping and reporting reflects on the Company’s reputation and credibility, and ensures that the Company meets its legal and regulatory obligations. Fair and accurate books and records are essential for managing the Company’s business and maintaining the accuracy and integrity of the Company’s financial reporting and disclosure.
Westmoreland Coal Company • November 2009

Core Requirements
•
Always record and classify transactions in the proper accounting period and in the appropriate account and department. Do not delay or accelerate the recording of revenue or expenses to meet budgetary goals.

•
Financial statements shall conform to generally accepted accounting principles and shall fairly present in all material respects our financial condition, results of operations and cash flows for the period presented.

•	Estimates and accruals must be supported by appropriate documentation and be based on your best judgment.

•	No funds, assets or accounts may be established or maintained for purposes that are not fully and accurately reflected on our books and records.

•	Ensure that all reports to regulatory authorities are full, fair, accurate, timely and understandable.

•	Never falsify a document.

•	Always respond truthfully and completely in response to questions from internal auditors, legal staff or independent accountants.

•	Do not distort the true nature of any transaction.
Company Assets
Policy Overview
Each of us is responsible for protecting the Company’s assets and ensuring that they are used for Company business purposes. Do not use Company assets for your personal benefit or the benefit of anyone other than the Company. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Conversion of such assets or services to personal use is prohibited without prior approval and appropriate compensation to the Company.
In addition, you may not use our property or information or your position with us for improper personal gain. These restrictions prohibit your personal purchase of leases or land in an area where we hold mining interests or where we may have an interest in acquiring such interests.
Examples of Company Assets
•	Office supplies

•	Company money

•	Company equipment and tooling

•	Employee’s time at work and work product

•	Computer systems and software

•	Telephones, including company-provided cell phones

•	Photocopiers

•	Tickets to concerts and sporting events

•	Company vehicles

•	Proprietary information such as business, marketing, and pricing plans, engineering and operating ideas and land and reserve information
Westmoreland Coal Company • November 2009

Core Requirements
•	Use common sense. For example, the occasional personal phone call or email from your workplace is acceptable. Excessive personal phone calls or email is a misuse of Company assets.

•
Always seek prior approval from your supervisor for the use of Company assets outside of your Westmoreland responsibilities, such as using Company materials or equipment to support outside investments or interests. All individuals in the possession of company vehicles should make sure they have a full understanding of how and when such vehicles may be used.

•	Do not engage in personal activities during work hours that interfere with or prevent you from fulfilling your job responsibilities.

•	Be cost conscious when expensing company monies on business travel. Only expense those items that are legitimate and reasonable expenses of such travel.

•	Never use your relationship with the Company for improper personal financial gain.
References
GP-17, Solicitation and Distribution of Literature
Use of Information
Policy Overview
It is your responsibility to safeguard the Company’s confidential information. Do not disclose confidential information to anyone outside of the Company, including to family and friends, except when disclosure is required for business purposes. In such situations, take appropriate steps, such as execution of a confidentiality agreement, to prevent misuse of the information. Additionally, do not disclose confidential information to others inside the Company unless they have a business reason to be in possession of such information.
Examples of Confidential Information
•	Business plans, budgets and strategies

•	Marketing strategies

•	Mine plans

•	Geologic and other technical information

•	Lease and real property records

•	Client information

•	Undisclosed or unannounced financial data such as sales, earnings or capital requirements

•	Possible mergers, acquisitions or joint ventures
Using confidential information for your financial or personal benefit or conveying this information to others for their financial or personal benefit constitutes a violation of the Code and may even violate federal securities laws. This includes buying or selling securities of any company about which you have material confidential information and giving this inside information to anyone else who might base financial trades on the information you have shared.
In order to maintain the confidentiality of Company information, retain or discard Company records, whether in paper or electronic format, in accordance with the Company’s record retention policy. Company legal counsel may, on occasion, issue notices regarding retention of records in the case of actual or threatened litigation or government investigation. Employees must abide by the directions contained in these notices, as failure to do so could subject the Company to serious legal risks.
Westmoreland Coal Company • November 2009

Core Requirements
•	Maintain the confidentiality of Company information and do not convey information to anyone outside the Company unless it is necessary for the Company’s business activities.

•
Do not buy or sell the securities of any company, including Westmoreland Coal Company, either directly or through family members or other persons or entities, while you are aware of inside information about the company.

•	Do not “tip” others about confidential information so they can buy or sell stock.

•	Follow established requirements for the storage and disposal of Company records, whether in paper or electronic format.

•	Review records on an annual basis for continued record retention or destruction.

•	Do not destroy Company information outside of the parameters of the records retention policy or when prohibited by a pending legal hold.
References
GP-03, Insider Trading Policy
GP-[   ], Records Retention Policy
Privacy
Policy Overview
The Company respects the privacy of all its employees, business partners, and customers. Each individual has legitimate expectations that the Company will handle their personally identifiable information with care, and that the Company will take reasonable and appropriate measure to protect personal information from misuse. We must handle personal data responsibly and in compliance with all applicable privacy laws. Employees who handle the personal data of others must also be aware of any relevant contractual obligations regarding the confidentiality or privacy of such information. All covered persons must take care to prevent the unauthorized disclosure of private information.
Core Requirements
•	Collect, use and process personal data only for legitimate business purposes and limit access to such information to only those who have a legitimate business purpose for accessing such information.

•	Provide reasonable and appropriate security safeguards to protect personal information.

•
If you learn that personal data has been used in violation of the Code or if you learn that the security of any system or device containing personal data has been compromised, immediately notify your supervisor or company legal counsel.

References
GP-22, Release of Employment Information
Westmoreland Coal Company • November 2009

Information Systems
Policy Overview
We support a wide range of electronic devices and networks to help us work as effectively as possible. We all must protect and maintain the security of our information systems, including our computer, email and voice mail systems. Each employee must comply with all policies and procedures regarding the security of passwords.
Employees should use company information systems for company business purposes. All documents, including emails and other contents on Company information systems, are the Company’s property and, as such, are subject to review. You should have no expectation of privacy as to information sent or received on our computer resources, including information sent or received from Internet sites.
Downloading or installing software from unsecured sources can subject our computer systems to threats from computer viruses. The knowing introduction of any viruses into the network or downloading or installing software from non-virus protected areas is prohibited.
Core Requirements
•
Do not access, reproduce, display, distribute or store any materials that are sexually explicit, obscene, defamatory, harassing, illegal or otherwise inappropriate on the Company’s information systems.

•	Always respect the licensing rights of third-party software.

•	Your computer and network passwords should be kept in a secure location and not shared with others, and should be changed immediately if compromised.

•	Unauthorized software should not be installed on your computer.
References
GP-07, Acceptable Use of Information Technology
INTEGRITY IN DEALING WITH OTHERS
Dealing with the Government
Policy Overview
Our success depends to a great degree upon our ability to build relationships with government and tribal officials. In general, never offer anything of value to a government or tribal official, directly or indirectly, to avoid even the potential for such action to be construed as the giving of a bribe. A bribe is giving or offering to give anything of value to an official, whether local, state, federal or tribal, to influence a discretionary decision. An example of a bribe includes payments or the giving of something of value to an official to influence the outcome of a government audit or inspection. The United States has passed laws criminalizing bribery of government officials. The sanctions for violating these laws can be severe, including significant individual and corporate fines, and even imprisonment.
While the giving of bribes to tribal officials is strictly prohibited, there may be circumstances when it is appropriate, either individually or as a company, to give charitable donations to an Indian tribe or tribal-related charity. The giving of charitable donations to Indian tribes, when approved by your supervisor, are not considered bribes when given in the ordinary course of our business with the Indian tribes. Please consult with your supervisor should you have any questions in this regard.
Westmoreland Coal Company • November 2009

Government agencies and departments sometimes contact Company personnel in an effort to obtain necessary and appropriate information. It is the Company’s policy to work with the government and to answer all inquiries truthfully and honestly.
Core Requirements
•
You must obtain prior approval from Company legal counsel before providing anything of value to a government official. In many cases, officials are not allowed to accept anything of value from a regulated entity, including nominal items such as meals.

•	Never engage a third-party agent or consultant if there is reason to believe that the agent or consultant may attempt to bribe a government official on behalf of the Company.

•
Do not offer employment to, or even discuss potential employment with, someone who is currently working in a government position that has any business with the Company, or that has authority over any business with the Company.

•	Immediately contact the legal department if you become aware of a government investigation or inquiry.
Dealing with the Customers and Suppliers
Policy Overview
The Company values its partnerships with customers and suppliers; treat these partners in the same manner we expect to be treated. Always deal fairly with customers and suppliers, treating them honestly and with respect. You should never engage in unfair, deceptive or misleading practices, and always present Company products in an honest and forthright manner.
When working with customers and suppliers, always safeguard the Company’s confidential and proprietary information with a confidentiality agreement, and safeguard any customer or supplier-provided information protected under a confidentiality agreement.
In deciding among competing vendors and suppliers, weigh all the facts impartially. This is true whether you are making a large or small purchase or contracting for a large or small service. The selection of a vendor or supplier must be based on quality, need, performance and cost. Decisions to terminate vendors or suppliers must also be made fairly and independently. These decisions must not be the result of coercion by competing vendors or suppliers or collusion with them.
Core Requirements
•	Never engage in unfair, deceptive or misleading business practices.

•	Safeguard the Company’s confidential and proprietary information when dealing with third parties.

•	Safeguard the confidential and proprietary information of the third parties that we deal with.

•	The selection of or termination of a vendor or supplier must always be based on quality, need, performance and cost.
Dealing with the Competitors
Policy Overview
We believe that vigorous and fair competition is in our best interest and in the best interest of our employees and stockholders. Antitrust and unfair competition laws were developed and enacted to promote healthy competition. We will comply in all respects with both the spirit and the letter of these laws.
Westmoreland Coal Company • November 2009

Antitrust and unfair competition laws prohibit business activities that constitute unreasonable restraints on trade, unfair trade practices and other anti-competitive activities. Agreements or understandings with competitors to limit or restrict competition with respect to such matters as prices, terms or conditions of sale, production, distribution or customers are usually unlawful. You should not participate in any activity that would serve to undermine the competitive nature of the industry or to artificially establish product prices independent of the market. Violations of competition laws are prosecuted as serious crimes. Employees and others acting on the Company’s behalf who participate in such activities are subject to large fines and imprisonment.
Employees may collect, share and use information about our competitors, but to do so only in a legal and ethical manner, such as through public filings, annual reports, trade publications and public speeches. Do not accept, disclose or use competitive information that you know or have reason to believe was disclosed to you in breach of a confidentiality agreement between a third party and one of our competitors.
Core Requirements
•	Never participate in discussions with our competitors regarding the prices we or they will charge or the territories or markets in which we or they will sell.

•	Be vigilant of the topics of discussions with competitors at trade association meetings or in other non-work settings.

•
Trade associations and professional societies perform necessary and legitimate functions. However, you must not use them for contacts or communications with competitors that violate the law or this Code, such as discussions about pricing or other competitively sensitive matters.

•	Respect the confidential information of our competitors and only obtain competitive intelligence in legal and ethical manners.
CONFLICTS OF INTEREST
Gifts, Meals and Entertainment; Dealing with Vendors
Policy Overview
Each of us is expected to act in a way that promotes the Company’s best interest. Personal relationships with suppliers, dealers and customers must not affect your ability to act in a manner that is best for the Company. Do not accept gifts, meals or entertainment, or any other favor, from customers or suppliers if doing so might compromise, or appear to compromise, your ability to make objective business decisions in the best interest of the Company.
Purchases of supplies will, except in documented cases of emergency, be based on cost and quality of goods or services from qualified suppliers. In these dealings, the Company’s employees should be fair and act without prejudice. Reciprocity, kickbacks, and special discounts are strictly prohibited. Written approval from the head of the appropriate business unit and the Company’s General Counsel must be obtained before any employee, his or her immediate family, or a company in which he or she may have a financial interest can provide outside services or products to the Company.
Gifts, meals and entertainment for our customers and suppliers must support the legitimate business interests of the Company and should be reasonable and appropriate under the circumstances. Always be sensitive to customers’ and suppliers’ own rules on receiving gifts, meals and entertainment.
Westmoreland Coal Company • November 2009

Core Requirements
•	Never accept cash or cash-equivalents from a customer or supplier.

•	Do not accept gifts, meals or entertainment in exchange for doing, or promising to do, anything for a customer or supplier.

•
Do not accept gifts, meals or entertainment of more than modest value from a customer or supplier. For example, ordinary business meals and attendance at local sporting events are generally acceptable, as well as the receipt of t-shirts or modest holiday presents.

•
Always receive written approval pursuant to the provided form before you or a family member provides a service or product to Westmoreland. For example, if you or a family member owns a local restaurant, written approval must be received before you may cater an event for the Company.

References
GP-[   ], Gifts and Entertainment
Conflict of Interest Exception Approval Form
WORK ENVIRONMENT
Working Outside the Company; Financial Interests
Policy Overview
It is important that you and the Company not be placed in a situation where you have a conflict of interest in conducting Company business. For that reason, full-time employees may not take on other additional employment without disclosing it to their supervisor who may prohibit such other employment if it reasonably could create a conflict of interest or compromise the employee’s safety or job performance. To avoid the appearance of a conflict, employees and the immediate families of employees must never be employed by a competitor of the Company or compete against the Company in any way.
You should avoid investments that could affect, or appear to affect, your decision making on behalf of the Company. You and your immediate family may not own a financial interest in any non-public company that competes with the Company. You and your immediate family may own a financial interest in a non-public company that seeks to do or does business with the Company if you have no authority to directly or indirectly influence decisions regarding the Company’s use of that company. All covered persons must clearly disclose any financial interest in a company who seeks to do business with the Company in advance of any and all solicitations, negotiations, and legal agreements.
Core Requirements
•	Do not act on behalf of Westmoreland with an organization in which you or a family member has a financial interest, or which employs a family member or close friend.

•	If you are a full-time salaried employee, obtain prior written approval from your supervisor before accepting additional employment, including directorships of other companies.

•
Always disclose your financial interest in a potential supplier, vendor or other business partner prior to the commencement of the Company’s dealings with such other company, or as soon as you are aware of the potential business arrangement, whichever comes first.

•	Maintain only a nominal ownership interest in publicly traded companies who are our suppliers, vendors, customers or competitors.
Westmoreland Coal Company • November 2009

References
GP-19, Outside Employment/ “Moonlighting”
Equal Opportunity, Affirmative Action and Fair Treatment
Policy Overview
The Company is committed to the goal of equality of opportunity in employment. It is the Company’s policy to provide equal opportunity for employment, advancement and compensation to all individuals regardless of race, color, religion, age, gender, sexual orientation or disability. We recognize that diversity in our work force is a valuable asset, and we strive to provide an inclusive work environment in which different ideas, perspective and beliefs are respected. While our policy dictates absolute adherence to equality of opportunity in employment, certain contractual obligations on tribal lands may require the hiring of certain individuals based on nationality. However, hiring based on such contractual obligations will only be done in accordance with laws and regulations.
The Company is committed to exercising affirmative action in its efforts to recruit, hire and promote qualified females, minorities, individuals with disabilities and protected veterans.
All covered persons deserve to be treated fairly and with respect. Covered persons must avoid jokes, actions or statements about individuals or groups that may be interpreted as discriminatory or harassing, that make people uncomfortable or that stereotype any group of individuals. All such conduct, whether it occurs at work or at outside activities, is strictly prohibited. Supervisors and managers have a special responsibility to consistently follow and apply the Company’s policy regarding equal treatment and to ensure that all covered persons are treating each other with respect.
In all of our business dealings with Indian tribes, we will affirm, recognize, and respect the cultural differences of such tribes.
Core Requirements
•
All aspects of employment, including recruiting, hiring, job assignment, compensation, discipline, separation and access to benefits and training, shall be based on merit, qualifications and abilities, except where modified by contract.

•	Report all incidents of actual or suspected harassment to the human resources department.

•	The Company will not tolerate conduct by any employee who harasses, disrupts or interferes with another’s work performance or creates an intimidating, offensive or hostile work environment.
References
GP-05, Prohibition of Harassment
GP-08, Equal Employment Opportunity
GP-12, Affirmation Action Program
GP-15, Workplace Violence Prevention Policy
GP-29, American with Disabilities Act Compliance
Westmoreland Coal Company • November 2009

Safety
Policy Overview
We are committed to working in a way that places the highest priority not only on our own safety and health, but also on the safety and health of our coworkers and members of the community. These programs are structured to comply with and exceed applicable laws and regulations and show the Company’s commitment to maintain its reputation as an industry leader in safety.
Safety is everyone’s responsibility, and employees are expected to support the Company’s commitment to health and safety by working in compliance with the letter and the spirit of safety laws, this Code and individual mine policies. Remember, safety is always the responsibility of each individual and you should report any safety concerns to your supervisor immediately.
Employees should be aware that safety concerns and safety policies extends to all company contractors and visitors present at any of our facilities.
Core Requirements
•	Take personal responsibility for the protection of health and safety while at work. We will only achieve our goal of zero reportable incidents with the commitment of all personnel.

•	Recognize and reduce or eliminate risk to the safety of our employees.

•	Learn what safety responsibilities apply to your job and how to follow them.

•	Take immediate steps to correct any safety equipment that is not working properly.

•	Use appropriate personal protection equipment at all times.

•	Never bypass an established safety practice or procedure or disconnect or disable any monitoring equipment.

•	No firearms or other weapons of any kind are allowed on Company property.
References
GP-29, Safe Workplace
Substance Abuse
Policy Overview
Substance abuse poses a threat to all of us in virtually every aspect of our lives, including the workplace. For the protection of all, it is imperative that the workplace be free from substance abuse, including the use of illegal drugs, alcohol and other controlled substances. You may not use, possess, manufacture, distribute, dispense, transport, promote or sell illegal drugs or drug paraphernalia while on Company business or on Company premises. You are prohibited from being at work or on Company business while under the influence of, or impaired by, alcohol, prescription drugs or over the counter medicines. Further, you will not operate a company-provided or company-rented vehicle while under the influence of or impaired by any alcohol, drugs or other illegal substances.
We encourage anyone having substance abuse problems to seek appropriate assistance.
Please be aware that all employees may be subject to random drug testing. Further, the Company reserves the right to search all employees’ persons, work spaces, lockers, personal effects, and vehicles parked on Company property.
Westmoreland Coal Company • November 2009

Core Requirements
•
Do not work under the influence of alcohol or other substances. This includes being under the influence of alcohol or other substances that impair judgment, performance or behavior while on Company premises, or while away from the workplace on Company business.

•	Do not possess, use, sell or transfer illegal drugs, medically unauthorized drugs, controlled substances or unauthorized alcohol on Company property.

•	Report all incidents of actual or suspected illegal drug use or possession or the abuse of alcohol or prescription medications on Company property.
References
GP-09, Controlled Substances/ Drug and Alcohol Policy
GP-10, Department of Transportation Controlled Substances, Drugs and Alcohol Policy
RELATIONSHIP WITH THE PUBLIC
The Environment
Policy Overview
We are committed to establishing and maintaining environmental protection programs that prevent injury to the environment in our operating communities. From proper waste handling procedures to programs that ensure the integrity of our natural resources, we will strive to set the benchmark for environmental stewardship in the coal industry. Our programs are designed to enhance our reputation as a good corporate citizen and an industry leader in mine reclamation and are, at a minimum, structured to comply with all applicable laws and regulations.
Employees are expected to support the Company’s commitment to the environment by operating in full compliance with both the letter and the spirit of environmental laws and Company policies and by actively encouraging care and regard for the environment.
As part of our reclamation obligation, we strive to reclaim all mined lands to their original, if not better, state. The Company will comply with all state and federal laws and regulations pertaining to reclamation.
Core Requirements
•	Learn the environmental responsibilities that apply to your job and how to follow them.

•	Never dispose of waste unless you know the disposal is in compliance with regulation and standards.

•	Report any actual or potential violations of environmental laws or policies to your supervisor or via Ethicspoint.

•
If you receive a communication from any government agency regarding environmental matters, except for communications in the ordinary course of business, refer it immediately to your mine manager or the Legal Department.

Westmoreland Coal Company • November 2009

Political Contributions and Political Activity
Policy Overview
We encourage all covered persons to engage in political and other civic activities as an individual citizen, and respect your right to use your own time and resources to support the political activities of your choice. However, the Company itself operates under legal limitations on its ability to engage in political activities. None of the Company’s funds or assets may be loaned or contributed, either directly or indirectly, to any political party or organization, or to any individual who holds or is a candidate for public office, except when pre-authorized by our legal department. This does not prohibit you from making political contributions from personal funds or from expressing individual views with respect to legislation or political matters. Employees may not conduct personal political activity on Company time or use Company assets for this purpose, and no employee may ever force, direct or in any way urge another employee to make political contributions.
The following are examples of activities that are illegal under U.S. federal law and the laws of those U.S. states that prohibit corporate political contributions:
•	Contributions by an employee that are reimbursed through expense accounts or in other ways;

•	Purchase by us of tickets for political dinners or fundraising events using Company funds; and

•	Indirect political contributions by us through suppliers, customers or agents.
Core Requirements
•	Never use Company assets, whether your time at work or our equipment or supplies, in furtherance of personal political activity.

•	Do not use Company funds or assets to make contributions to a political candidate, or to otherwise benefit a candidate or political party.

•	The Company will not reimburse employees for personal political activity.

•	Never identify yourself as a representative of Westmoreland when communicating your personal views on political ideas or elections.
Media and Shareholder Inquiries
Policy Overview
In order to avoid possible misunderstandings of the Company’s position, and to comply with legal obligations, all proposed press releases, advertisements, submittals of Company information to third party publications, speeches, papers, public appearances and other materials that may be printed or otherwise attributable to the Company are to be submitted to the Chief Executive Officer before release. In addition, if you receive phone calls from the press, investment analysts, stockbrokers, shareholders or others looking for information about the Company, you should politely decline to comment and direct the individual to contact either the Chief Financial Officer (for investment analyst, stockbroker or shareholder inquiries) or the Chief Executive Officer (for all other general inquiries) at (719) 442-2600.
Core Requirements
•	Never answer inquiries from the press, investment analysts, stockholders or any other individuals regarding the Company’s confidential information.

•	Always have materials that may be printed or otherwise attributable to the Company preapproved through appropriate channels prior to their public dissemination.
Westmoreland Coal Company • November 2009

Certification and Acknowledgement
I acknowledge that I have received, read, and understand Westmoreland’s Code of Conduct (“Code”). I understand that abiding by the standards and procedures outlined in the Code and applicable Company policies is a condition of continued employment with the Company. I also understand that if I am employed at-will, neither the Code nor any Company policy alters my employment at-will status in any way, nor does the Code or any Company policy create a contract of employment.
I certify that, if employed by the Company during the past year, I have abided by all standards and procedures outlined in the Code during such prior year.
I certify that if I violate or learn of a violation of the Code, Company policy or law, I will report it immediately according to the procedures set forth in the Code and I agree to submit a signed certification on a yearly basis when requested by the Company.

Name (please print)

Signature

Date
Westmoreland Coal Company • November 2009